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                                                                     EXHIBIT 2.3

                               BIDDING PROCEDURES

          Set forth below are the bidding procedures (the "Bidding Procedures") to be employed with respect to the Stock Purchase and Sale Agreement by and between Burlington Industries, Inc. (the "Company") and Berkshire Hathaway Inc. (the "Buyer") dated as of February 11, 2003 (including all exhibits attached thereto, the "Agreement"),* for the sale (the "Sale"), pursuant to the Company's Joint Plan of Reorganization (as it may be amended, the "Plan"), of all of the issued and outstanding capital stock of the reorganized Company (the "Transaction").

          Prior to the Auction (as such term is defined below), notwithstanding anything to the contrary contained herein, the Company may serve these (i) Bidding Procedures, (ii) any order of the Bankruptcy Court or other notice relating to these Bidding Procedures, (iii) a cover letter summarizing the Bidding Procedures and the Transaction and providing contact information for the Company and its advisors to respond to inquiries regarding the Bidding Procedures or the Transaction and/or (iv) a form confidentiality agreement on:
(i) all parties required to be served with such documents under the Bankruptcy Code, the Bankruptcy Rules or any order of the Bankruptcy Court; and (ii) any other parties whom the Company or its advisors, in their sole discretion, deem appropriate.

          As set forth in the Agreement, the Company is permitted to continue to review and pursue the WLR Proposal while implementing the Bidding Procedures and conducting the Auction. As a result, the proponent of the WLR Proposal is not required to participate in the Bidding Procedures.

          Notwithstanding the selection of the Successful Bidder (as hereinafter defined) and the execution of the Agreement (or the Marked Agreement (as hereinafter defined)), as the case may be, the consummation of the Transaction provided for therein shall be contingent upon, and made pursuant to, confirmation of the Plan. The Transaction shall be made, (i) if no other Qualified Bid (as defined below) is received, with the Buyer pursuant to the terms and conditions set forth in the Agreement or (ii) if another Qualified Bid is received by the Company, with the Buyer or such other Qualified Bidder (as defined below) as the Company, in the exercise of its business judgment, may determine to have made the highest or otherwise best offer in the Auction, consistent with these Bidding Procedures (the Agreement of such higher or better Qualified Bid being the "Successful Bid" and the Buyer or such other Qualified Bidder being the "Successful Bidder").

          The Company fully reserves the right to decide not to pursue the Transaction with the Buyer or any other Successful Bidder and, instead, to pursue the WLR Proposal; provided, however, that any termination of the Transaction with the Buyer will be governed by the terms of the Agreement.

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*    Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Agreement.

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                          DETERMINATION BY THE COMPANY

          The Company, in consultation with its advisors, shall (i) determine whether any person in addition to the Buyer is a Qualified Bidder, (ii) coordinate the efforts of Qualified Bidders in conducting their respective due diligence investigations regarding the Company, (iii) receive bids from Qualified Bidders, and (iv) negotiate any bid made to purchase the Company (collectively, the "Bidding Process"). Any person who wishes to participate in the Bidding Process must be a Qualified Bidder. Neither the Company nor its representatives shall be obligated to furnish any information of any kind whatsoever relating to the Company and the Transaction to any person who is not a Qualified Bidder.

                           PARTICIPATION REQUIREMENTS

          To participate in the Bidding Process, each interested person (a "Potential Bidder") must deliver the following (unless previously delivered) to the Company no later than 4:00 p.m. (New York time) on March 17, 2003:

               (i) An executed confidentiality agreement in form and substance satisfactory to the Company, which is no less favorable to the Company or more favorable to the Potential Bidder than the confidentiality agreement executed by the Buyer; and

               (ii) The most current audited and latest unaudited financial statements (collectively, "Financials") of the Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of the Transaction, (x) Financials of the equity holder(s) of the Potential Bidder or such other form of financial disclosure as is acceptable to the Company and (y) the written commitment acceptable to the Company of the equity holder(s) of the Potential Bidder to be responsible for the Potential Bidder's obligations in connection with the Transaction.

          A "Qualified Bidder" is a Potential Bidder that delivers the documents described in subparagraphs (i) and (ii) above, whose Financials demonstrate the financial capability to consummate the Sale in the opinion of the Company and that the Company, in consultation with its advisors, determines is able to consummate the Sale, if selected as the Successful Bidder, taking into account all legal, regulatory and business considerations that the Company determines are relevant. The Buyer is a Qualified Bidder.

          Within two (2) business days after the Company receives from a Potential Bidder all of the materials required by subparagraphs (i) and (ii) above, the Company shall determine, in consultation with its advisors, and shall notify the Potential Bidder in writing (with a copy to the Buyer), whether the Potential Bidder is a Qualified Bidder. At the same time that the Company notifies the Potential Bidder that it is a Qualified Bidder, the Company shall deliver (unless previously delivered) to the Qualified Bidder (i) a confidential memorandum containing information and financial data relating to the Company (the "Confidential Memorandum") and (ii) a copy of the Agreement.

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                         OBTAINING DUE DILIGENCE ACCESS

          To obtain due diligence access or additional information from the Company, a Qualified Bidder (other than the Buyer) must first provide the Company with a written non-binding expression of interest ("Expression of Interest") regarding (i) the Transaction, (ii) the purchase price range, (iii) the structure and financing of the transaction (including the amount of cash to be committed and sources of financing), (iv) any conditions to closing that it may wish to impose, and (v) the nature and extent of additional due diligence it may wish to conduct. If, based on the Expression of Interest and such additional factors as the Company determines are relevant, the Company, in its business judgment and in consultation with its advisors, determines that the Qualified Bidder is reasonably likely to make a bona fide higher or otherwise better offer for the Company than offered by the Buyer, the Company shall afford such Qualified Bidder reasonable due diligence.

          Neither the Company nor any of its affiliates (or any of their respective representatives) are obligated to furnish any information relating to the Company and the Transaction to any person except to the Buyer, and a Qualified Bidder who makes an Expression of Interest acceptable to the Company. The Company shall give the Buyer any Confidential Memorandum and access to all due diligence information provided to any other Qualified Bidder.

          The Company shall coordinate all reasonable requests for additional information and due diligence access from Qualified Bidders. No conditions relating to the completion of due diligence shall be permitted to exist after the Bid Deadline (as defined below).

                                  BID DEADLINE

          The deadline for submitting bids by a Qualified Bidder shall be 4:00 p.m. (New York time) on April 14, 2003 (the "Bid Deadline"). The Company may extend the Bid Deadline once or successively, but is not obligated to do so. Any such extension shall not have the effect of extending any deadlines or other dates in the Agreement without the Buyer's prior approval. If the Company extends the Bid Deadline, it shall promptly notify all Qualified Bidders and the Buyer of the extension.

          A Qualified Bidder that desires to make a bid shall deliver written copies of its bid to the Company at (i) BURLINGTON INDUSTRIES, INC., 3330 West Friendly Avenue, Greensboro, North Carolina 27410 (Attn: John D. Englar, Esq.) (facsimile: (336) 379-4504); and (ii) counsel to Burlington, JONES DAY, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114 (Attn: David G. Heiman, Esq., and Michelle Morgan Harner, Esq.) (facsimile: (216) 579-0212) and RICHARDS, LAYTON & FINGER, One Rodney Square, Wilmington, Delaware 19801 (Attn: Daniel J. DeFranceschi, Esq.) (facsimile: (302) 658-6548), not later than the Bid Deadline, who shall then distribute a copy of the bid to the Buyer and counsel for the Buyer.

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                           DUE DILIGENCE FROM BIDDERS

          The Company and its advisors shall be entitled to due diligence from the Qualified Bidder, upon execution of a confidentiality agreement that, in the good faith judgment of the Company, is no more favorable to the Qualified Bidder or less favorable to the Company than the confidentiality agreement executed by the Buyer. The Qualified Bidder shall comply with all reasonable requests for additional information and due diligence access by the Company or its advisors. Failure by the Qualified Bidder to fully comply with requests for additional information and due diligence access will be a basis for Company to determine that a bid made by the Qualified Bidder is not a Qualified Bid.

                                BID REQUIREMENTS

          A bid must be a written irrevocable offer from a Qualified Bidder (i) stating that the Qualified Bidder offers to consummate the Transaction as contemplated by the Agreement, upon the terms and conditions (other than the Termination Fee) set forth in a copy of the Agreement, marked to show those amendments and modifications to the Agreement, including price and terms, that the Qualified Bidder proposes (the "Marked Agreement"); (ii) confirming that the offer shall remain open until the completion of the closing under a Plan incorporating the bid of the Successful Bidder (other than the bidder); (iii) enclosing a copy of the proposed Marked Agreement; and (iv) accompanied with (a) a certified or bank check, or wire transfer, in the amount of $14,000,000 payable to the order of the Company as a good-faith deposit (the "Good Faith Deposit"), unless such Qualified Bidder can establish that it has the same or higher credit rating from Standard & Poors and Moody's Investors Services as the Buyer, and (b) written evidence of a commitment for financing or comparable evidence of the bidder's ability to consummate the Sale, subject to no closing conditions other than those in d. below, in either event satisfactory to the Company.

          In addition to the foregoing requirements, the Company will consider a bid only if the bid:

               a. provides for an aggregate purchase price for the Company of at least $5,000,000 over the sum of (x) the aggregate purchase price offered by the Buyer in the Agreement (which shall be evaluated based, among other things, on the cash purchase price, the Excluded Assets and working capital adjustment set forth in the Marked Agreement), and (y) the Termination Fee;

               b. provides that all cash and securities which are components of the purchase price are denominated in U.S. dollars only;

               c. is on terms that are not materially more burdensome or conditional than the terms of the Agreement;

               d. is not conditioned on obtaining financing or the outcome of unperformed due diligence by the bidder with respect to the

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                    Company, but may be subject to the same conditions, but only those conditions, set forth in the Agreement;

               e. does not request or entitle the bidder to any Termination Fee, expense reimbursement or similar type of payment; and

               f. fully discloses the identity of each entity that will be bidding for the Company or otherwise participating in connection with such bid, and the complete terms of any such participation.

          A bid received from a Qualified Bidder that meets the requirements set forth in the preceding two paragraphs will be considered a "Qualified Bid." For purposes hereof, the Agreement executed by the Buyer shall constitute a Qualified Bid, but under no circumstances will the Buyer be required to make a Good Faith Deposit, nor will the Buyer be required to have its offer, bid(s) or obligations under the Agreement remain open or otherwise binding except as expressly set forth in the Agreement, notwithstanding any provisions hereof, including provisions regarding the Next Highest Bid (as defined below). Upon receipt of a Qualified Bid, the Company shall provide the Buyer with a copy of the Qualified Bid and the Marked Agreement.

                    INCORPORATION OF SUCCESSFUL BID INTO PLAN

          The terms of the Successful Bid shall be incorporated into the Plan, which, together with the Disclosure Statement, shall be amended to the extent required to give effect thereto. The closing of the Sale shall be contingent upon confirmation of the Plan and the occurrence of the effective date of the Plan. The Plan may provide that if the Sale to the Successful Bidder does not close on or before July 31, 2003 (or, if the Buyer is the Successful Bidder, such other date as provided in the Agreement), the Company may enter into a Transaction with the bidder making the Next Highest Bid (as defined below), without further notice or solicitation, provided that all conditions to the closing of the Next Highest Bid in the Marked Agreement in connection therewith are satisfied.

                                     AUCTION

          If a Qualified Bid (other than the Agreement with the Buyer) is received by the Bid Deadline, the Company will conduct an auction (the "Auction") with respect to the Transaction. The Auction shall take place at 10:00 a.m. (New York time) on April 21, 2003 at the offices of Jones Day, 222 East 41st Street, New York, New York 10017. The Company may adjourn or reschedule the Auction once or successively, but is not obligated to do so. Any such adjournment or rescheduling shall not have the effect of extending any deadlines or other dates in the Agreement without the Buyer's prior approval. If the Company adjourns or reschedules the Auction, it shall promptly notify all Qualified Bidders and the Buyer of the new date and time of the Auction.

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          Only a Qualified Bidder who has submitted a Qualified Bid will be eligible to participate at the Auction. Only the authorized representatives of each of the Qualified Bidders, the official committee of unsecured creditors appointed in the Company's chapter 11 case, the Company's prepetition and postpetition secured lenders, Buyer and the Company shall be permitted to attend the Auction. At the Auction, Qualified Bidders will be permitted to increase their bids. The bidding at the Auction shall start at the purchase price stated in the highest or otherwise best Qualified Bid, as determined in the Company's sole discretion, after consultation with its advisors, and as disclosed to all Qualified Bidders prior to commencement of the Auction, and continue in increments of at least $3,000,000.

          The Company may adopt rules for the Auction at the Auction that, in its reasonable judgment, will better promote the goals of the Auction and that are not inconsistent with any of the provisions of the Bankruptcy Court order approving the Bidding Procedures or the Agreement. All such rules will provide that: (i) the procedures must be fair and open, with no participating Qualified Bidder disadvantaged in any material way as compared to any other Qualified Bidder; (ii) all bids shall be made and received in one room, on an open basis, and all other bidders shall be entitled to be present for all bidding with the understanding that the true identity of each bidder (i.e., the principals submitting each bid) shall be fully disclosed to all other bidders and that all material terms of each Qualified Bid will be fully disclosed to all other bidders throughout the entire Auction; and (iii) unless otherwise agreed to by the Company, no Qualified Bidder will be permitted more than one hour to respond to the previous bid at the Auction.

          Immediately prior to the conclusion of the Auction, the Company, in consultation with its advisors, shall (i) review each Qualified Bid on the basis of its financial and contractual terms and the factors relevant to the sale process and the best interests of the Company's estate, including, without limitation, those factors affecting the speed and certainty of consummating the Sale and antitrust and competition law considerations, (ii) identify the Successful Bid, and (iii) identify the next highest or otherwise best offer after the Successful Bid (the "Next Highest Bid"). Any bid submitted after the conclusion of the Auction shall not be considered by the Company unless an order of the Bankruptcy Court is entered directing the Company to consider the bid and the Company shall have no obligation to seek such an order from the Bankruptcy Court.

                          ACCEPTANCE OF QUALIFIED BIDS

          The Company may (and if the Buyer is the Successful Bidder, the Company shall) also present the results of the Auction and the Agreement or the Marked Agreement, as the case may be, to the Bankruptcy Court at a hearing (the "Approval Hearing"), at which the Company will request that the Bankruptcy Court make certain findings regarding the Auction as set forth in the Agreement, but including among other things (i) that the Company conducted the Auction and selected the Successful Bidder in accordance with these Bidding Procedures, (ii) that the Auction was fair in substance and procedure, and (iii) that the Agreement or the Marked Agreement, as the case may be, constitutes the highest and best offer for the Company.

          Neither (i) the Company's inclusion of the Successful Bid in the Plan or the Disclosure Statement, or presentation of the Successful Bid and the Agreement or Marked

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Agreement, as applicable, at an Approval Hearing, nor (ii) the entry of an order approving the Disclosure Statement (or any other order approving the Agreement or the Marked Agreement before confirmation of the Plan) by the applicable
Court, shall obligate the Company to consummate the Transaction unless and until the Plan has been confirmed and the effective date thereof occurs.

          In the event that the Successful Bidder fails to close the Agreement or the Marked Agreement, as the case may be, with the Company for any reason, then the Company shall be authorized, but not required, to close with the Qualified Bidder that submitted the Next Highest Bid, without notice to any other party or further court order; provided that in no event will the Buyer, if it submitted the Next Highest Bid, have any obligation to close.

          The Company may (a) determine, in its business judgment, which Qualified Bid, if any, is the Successful Bid and the Next Highest Bid; and (b) reject at any time before entry of an order approving the Auction Approval Motion, any bid that, in the Company's sole discretion, is (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or the terms and conditions of Sale, or (iii) contrary to the best interests of the Company and its estate (provided, however, that the Company may terminate the Agreement only in accordance with its terms).

                          RETURN OF GOOD FAITH DEPOSIT

          Except as otherwise provided in this paragraph, the Good Faith Deposits of all Qualified Bidders required to submit such a deposit under the Bidding Procedures shall be retained by the Company until 48 hours after the entry of a final order resolving the Auction Approval Motion. Upon entry of such final order, (i) the Good Faith Deposit of the Successful Bidder shall be held until the closing of the Transaction and applied in accordance with the Agreement or Marked Agreement, as applicable; and (ii) the Good Faith Deposit of the Next Highest Bidder shall be retained by the Company until 48 hours after the closing of the Transaction. Pending the closing of the Transaction, the Good Faith Deposit of the Successful Bidder and the Next Highest Bidder shall be maintained by the Company in an interest-bearing escrow account and any interest earned on the Good Faith Deposit shall be applied or transferred in the same manner as the Good Faith Deposit; provided, however, that neither the Successful Bidder nor the Next Highest Bidder shall have any claim, cause of action or any similar right against the Company relating to or arising out of the investment of the Good Faith Deposit. If the closing does not occur, the disposition of the Good Faith Deposit shall be as provided in the Agreement or Marked Agreement, as applicable.

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